Exhibit 99.1

Harley-Davidson Motorcycle Trust 2004-1

Annual Servicer Statement

As of December 31, 2004

	A-1 Notes	A-1 Notes	A-2 Notes	A-2 Notes	B Notes	B Notes	Ending	Servicer	Trustee
Distribution	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Principal	Fee	Fee
Date	Principal *	Interest-1.40%	Principal *	Interest-2.53%	Principal *	Interest-2.00%	Balance	1.00%	0.0020%	Shortfalls

January-04	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
February-04	—	—	—	—	—	—	—	—	—	—
March-04	7,968,037.18	294,777.78	—	301,843.06	419,370.38	34,722.22	616,612,592.44	361,394.31	1,041.67	—
April-04	15,053,089.44	432,870.62	—	452,764.58	792,267.80	51,384.38	600,767,235.20	354,404.81	1,027.69	—
May-04	18,130,919.43	415,308.69	—	452,764.58	954,258.92	50,063.94	581,682,056.85	500,639.36	1,001.28	—
June-04	16,628,183.95	394,155.95	—	452,764.58	875,167.58	48,473.50	564,178,705.32	484,735.05	969.47	—
July-04	17,771,629.93	374,756.40	—	452,764.58	935,348.94	47,014.89	545,471,726.45	470,148.92	940.30	—
August-04	17,710,058.46	354,022.83	—	452,764.58	932,108.34	45,455.98	526,829,559.65	454,559.77	909.12	—
September-04	16,704,384.67	333,361.10	—	452,764.58	879,178.14	43,902.46	509,245,996.84	439,024.63	878.05	—
October-04	15,782,852.23	313,872.65	—	452,764.58	830,676.43	42,437.17	492,632,468.18	424,371.66	848.74	—
November-04	15,587,375.05	295,459.32	—	452,764.58	820,388.16	41,052.71	476,224,704.97	410,527.06	821.05	—
December-04	14,366,326.90	277,274.05		452,764.58	756,122.47	39,685.39	461,102,255.60	396,853.92	793.71	—

Totals	$155,702,857.24	$3,485,859.39	$—	$4,376,724.28	$8,194,887.16	$444,192.64		$4,296,659.49	$9,231.08	$—

* Principal payments are allocated 95% to the Class A notes and 5% to the Class B notes.